News                                                    MARVEL ENTERPRISES, INC.

                 Marvel Enterprises Q4 & 2000 Results, 2/27/01


NOTE: Marvel will not host a conference call/webcast today, but anticipates returning to regularly scheduled conference calls/webcasts in the near future.

                 MARVEL ENTERPRISES REPORTS Q4 AND 2000 RESULTS
            - Takes $22.9 Million in Write-downs Related to Toy Biz -

New York, New York - February 27, 2001 -- Marvel  Enterprises,  Inc.  ("Marvel")
(NYSE: MVL) today reported financial results for the fourth quarter and year-ended December 31, 2000.

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


                            MARVEL ENTERPRISES, INC.
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

                                                                    Three Months Ended                 Twelve Months Ended
                                                                       December 31,                        December 31,
                                                                        2000 1999                           2000 1999
                                                                --------------------------         ---------------------------
Net sales                                                       $63,962           $ 92,995         $231,651           $319,645
Cost of sales                                                    42,939             45,026          128,531            150,858
Gross Profit                                                     21,023             47,969          103,120            168,787
Selling, general and administrative expenses                     43,214             43,255          107,447            124,596
EBITDA (1)                                                      (22,191)              4,714          (4,327)             44,191
Depreciation and amortization                                    18,607              6,158           30,651             18,078
Amortization of goodwill and other intangibles                    6,010              6,496           24,012             25,857
Operating income (loss)                                         (46,808)            (7,940)         (58,990)                256
Interest expense, net                                             8,019              7,884           31,901             32,077
Other income, net                                                 2,475              1,160            4,223              4,043
Loss before income taxes                                        (52,352)           (14,664)         (86,668)           (27,778)
Income tax provision (benefit)                                    1,076              2,486            2,927              4,482
Loss before equity in joint venture                             (53,428)                --          (89,595)                --
Equity in net (loss) of joint venture                                 --                --             (263)                --

Loss before extraordinary expense                               (53,428)          (17,150)          (89,858)           (32,260)
Extraordinary expense, net of tax benefit                             --                --                --             1,531
Net loss                                                        (53,428)          (17,150)          (89,858)           (33,791)
Less: preferred dividend requirement                              3,964             3,662            15,395             14,220
Net loss attributable to common stock                           (57,392)          (20,812)         (105,253)           (48,011)
Basic and diluted loss per share from continuing                 ($1.70)           ($0.62)           ($3.13)            ($1.39)
operations
Basic and diluted loss per share after extraordinary             ($1.70)           ($0.62)           ($3.13)            ($1.43)
expense
Common shares outstanding                                         33,702            33,557            33,702            33,557

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(1)  "EBITDA"  is defined  as  earnings  before  extraordinary  items,  interest expense,  taxes,  depreciation and  amortization.  EBITDA does not represent net income or cash flow from  operations  as those  terms are  defined by  generally accepted  accounting  principles and does not necessarily  indicate whether cash
flow      will      be       sufficient       to      fund      cash      needs.


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               MARVEL ENTERPRISES, INC. DIVISIONAL REVENUE/EBITDA
                  (Dollars in thousands, except per share data)


                                                                        Three Months Ended              Twelve Months Ended
                                                                           December 31,                     December 31,
                                                                           2000          1999            2000             1999
                                                                      -----------       --------       --------         --------

 Licensing:       Net Sales                                           $    4,021        $ 2,190        $ 19,159         $ 30,863
                  EBITDA                                              $   (2,795)       $(2,520)       $  4,724         $ 19,851
 Publishing:      Net Sales                                           $   12,355        $10,963        $ 45,183         $ 43,007
                  EBITDA                                                 $ 3,895        $   905        $ 12,282         $  8,341
 Toy Biz:         Net Sales                                           $   47,586        $79,842        $167,309         $245,775
                  EBITDA                                              $  (21,731)       $ 9,701        $(13,762)        $ 30,282
 Corporate :      Net Sales                                                 --              --              --              --
                  EBITDA                                              $   (1,560)       $(3,372)       $ (7,571)        $(14,283)
                         TOTAL NET SALES                              $   63,962        $ 92,995       $231,651         $319,645
                         TOTAL EBITDA                                 $  (22,191)       $  4,714       $ (4,327)        $ 44,191



Marvel net sales for the fourth quarter ended December 31, 2000 decreased by $29.0 million or 31.2% to $64.0 million compared with net sales of $93.0 million in the fourth quarter ended December 31, 1999. Net sales for the full year decreased approximately 27.5% to $231.7 million compared with net sales of $319.6 million in 1999. The decrease in net sales for the fourth quarter and fiscal year ended December 31, 2000 was principally due to a sales decline in the Company's Toy Biz division, as well as decreased licensing activity.

Toy Biz

Sales for the Toy Biz division decreased 40.4% to $47.6 million in the fourth quarter of 2000 compared with sales of $79.8 million in the year ago quarter. Sales for 2000 decreased by approximately 31.9% to $167.3 million, compared to $245.8 million in 1999. The Toy Biz division continued to be impacted by a general slowness in the toy industry. This was due to the lack of any 'hit' toys and also to slower holiday sales as retailers continued to work down excess inventories in several product classes including Star Wars, Pokemon and pro wrestling.

As a result of the deteriorating financial performance of Toy Biz and in conjunction with the Company's ongoing strategic review, management has taken several initiatives to restructure Toy Biz and position it for improved financial and operating performance. These initiatives, which include previously announced staffing reductions and the elimination of certain product categories and lines, will enable Toy Biz to re-deploy its resources on a more focused set of opportunities. These include traditional Marvel-character franchises and the Lord of the Rings Master Toy license. Accordingly, in the fourth quarter Marvel has written-down certain inventories, packaging, tooling and design and development costs related to the Toy Biz division. The write-downs resulted in $22.9 million of fourth quarter adjustments, and relate primarily to discontinued toy lines in the game and large dolls categories.

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Licensing

Sales for the Company's Licensing division increased by approximately 83.6% to $4.0 million in the fourth quarter, compared with sales of $2.2 million in 1999. Sales for the full year 2000 decreased approximately 37.9% to $19.2 million, compared to $30.9 million in 1999. The decrease in revenues for the full year is largely attributable to a substantial license fee received in 1999 related to the feature film license for the Spider-Man character. As licensees typically sign contracts no more than 12-14 months prior to the release of a feature film or other entertainment project, Marvel's character licensing revenue was relatively modest in the fourth quarter and full year. Marvel had initially anticipated realizing licensing revenue in the second half of fiscal 2000 related to the Spider-Man project. However, as previously announced, the release date for the film has been moved back from November 2001 to May 2002, pushing related licensing activity into fiscal 2001.

Publishing

Sales for the Company's Publishing division increased 12.7% to $12.4 million in the fourth quarter, compared with sales of $11.0 million in the year ago quarter. In 2000, sales increased 5.1% to $45.2 million, compared to $43 million in 1999. The increases are primarily due to special promotions relating to the motion picture, X-Men: The Movie, released in July 2000 and the successful launch of Spider-Man Ultimate and X-Men Ultimate, the first two titles in the new Ultimate series. The Ultimate series is Marvel's largest publishing initiative to date and is aimed at rebuilding the Company's youth comic book audience by retelling classic Marvel character stories in contemporary settings.

Marvel's total EBITDA for 2000 was negative $4.3 million, a reduction of $48.5 million compared to 1999 EBITDA of $44.2 million.

Capital Position

Marvel had approximately $22.8 million in cash as of December 31, 2000, current assets of $113.4 million and working capital of $41.7 million.

Marvel President and CEO, Peter Cuneo, commented, "Our fourth quarter and full year results showed the continued impact of the negative environment surrounding the toy industry. As stated previously, we are currently reviewing strategic alternatives aimed at making cash flows from our Toy Biz division more predictable and reducing the division's exposure to risk.

"Nevertheless in fiscal 2000 we made significant strides in refocusing Marvel on entertainment, licensing and new media opportunities which we believe offer the greatest long-term benefit to our shareholders. Progress in transitioning our core focus included the solidifying of our senior management, expanding the scope of our licensing opportunities to include new and 'non-traditional' licenses and rekindling a youth audience for our comic books by reintroducing established characters in a way that appeals to today's younger readers. We are also emerging as one of the most dynamic brand names in the entertainment industry through agreements and relationships with an array of major and independent studios seeking to produce feature films, television and direct-to-video features based on over 20 of our character-brands.

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"We remain very  encouraged  by the project  lineup for the next  several  years across the Marvel Studios, licensing and new media operating divisions. We believe the quantity and scope of projects currently in our pipeline is unrivaled in the industry for any company offering fantasy characters, and almost all of these projects have been structured, for the first time in our Company's history, to offer Marvel profit participation and/or equity ownership. Successes such as last summer's X-Men: The Movie, and X-Men Evolution, Marvel's first ever self-produced animated television show, as well as the growing industry and consumer excitement generated by Sony Pictures' Spider-Man: The Movie are proof that our characters are relevant today. They enjoy enormous worldwide appeal which should translate into new revenue streams for the Company."

With a library of over 4,700 proprietary characters, Marvel Enterprises, Inc. is one of the world's most prominent character-based entertainment companies. Marvel's operations are focused in five divisions: entertainment (Marvel Studios), licensing, toys (Toy Biz), comic book publishing and Internet/New Media. Marvel facilitates the creation of entertainment projects, including feature films, television, home video and the Internet, based on its characters and also licenses its characters for use in a wide range of consumer products and services including video and computer games, apparel, collectibles, snack foods and promotions. Marvel's characters and plot lines are created by its comic book division which continues to maintain a leadership position in the U.S. and worldwide while also serving as an invaluable source of intellectual property. For additional information visit the Marvel Web site at http://www.marvel.com.

Except for historical information contained herein, the statements in this news release regarding the Company's plans are forward-looking statements that are dependent upon certain risks and uncertainties, including the Company's potential inability to successfully implement its business strategy, a decrease in the level of media exposure or popularity of the Company's characters resulting in declining revenues from products based on those characters, the lack of commercial success of properties owned by major entertainment companies that have granted the Company toy licenses, the lack of consumer acceptance of new product introductions, the imposition of quotas or tariffs on toys manufactured in China as a result of a deterioration in trade relations between the U.S. and China, changing consumer preferences, production delays or shortfalls, continued pressure by certain of the Company's major retail customers to significantly reduce their toy inventory levels, the impact of competition and changes to the competitive environment on the Company's products and services, changes in technology and changes in governmental regulation. Those and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

                                      # # #

Contact:
               Marvel Enterprises, Inc., New York
               212/576-4002